ATLANTIC LITHIUM LIMITED AND CONTROLLED ENTITIES ACN: 127 215 132 ANNUAL REPORT 2022 CONTENTS INDEPENDENT AUDITOR’S REPORT............................................................................................3 CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME .... 5 CONSOLIDATED STATEMENT OF FINANCIAL POSITION ............................................................. 6 CONSOLIDATED STATEMENT OF CHANGES IN EQUITY ............................................................. 7 CONSOLIDATED STATEMENT OF CASH FLOWS ......................................................................... 8 NOTES TO THE FINANCIAL STATEMENTS ................................................................................... 9 Level 10, 12 Creek Street Brisbane QLD 4000 GPO Box 457 Brisbane QLD 4001 Australia Tel: +61 7 3237 5999 Fax: +61 7 3221 9227 www.bdo.com.au Independent Auditor’s Report Board of Directors Atlantic Lithium Limited Sydney, New South Wales Opinion We have audited the consolidated financial statements of Atlantic Lithium Limited and its subsidiaries (the Group), which comprise the consolidated statement of financial position as of June 30, 2022 and 2021, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Going concern uncertainty The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Group has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued. BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. 3 BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. BDO Audit Pty Ltd /s/ Richard Swaby Richard Swaby Brisbane, Queensland, 23 February 2023 4

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the year ended 30 June 2022

	Notes	2022 $	2021 $
Interest and other income	2	-	**56,056**
Administration and consulting expenses		(3,108,580)	(2,195,501)
Depreciation	3	(16,827)	(12,024)
Employee benefits expenses		(1,341,739)	(648,579)
Exploration costs written off		(25,934)	(1,000,280)
Legal expenses		(1,039,711)	(197,096)
Interest expense		(1,644)	(23,872)
Unrealised foreign exchange gains (losses)	3	(927,941)	443,145
Share based payments	16	(12,020,442)	(1,000,090)
Write down on Demerger	20	(16,228,010)	-
Loss before income tax	3	**(34,710,828)**	**(4,578,241)**
Income tax expense	4	63,282	(319,300)
Loss for the year		**(34,647,546)**	**(4,897,541)**
Other comprehensive income			
Items that may be reclassified to profit or loss			
Exchange differences on translation of foreign operations		(5,774,884)	(1,359,173)
Items that will not be reclassified to profit or loss			
Change in fair value of financial assets	11	298,520	431,164
Income tax relating to change in fair value of financial assets	4	(90,750)	(129,349)
Total comprehensive loss for the year attributable to the owners of Atlantic Lithium Limited		**(40,214,660)**	**(5,954,899)**

Loss per share		Cents / share	Cents / share
Basic loss per share	8	(6.1)	(1.1)
Diluted loss per share	8	(6.1)	(1.1)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 5

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at 30 June 2022

	Notes	2022 $	2021 $
Current assets			
Cash and cash equivalents	9	23,881,650	19,135,463
Trade and other receivables	10	2,304,858	70,081
Other current assets		453,250	265,028
Total current assets		**26,639,758**	**19,470,572**
Non-current assets			
Other financial assets	11	1,232,520	936,500
Property, plant and equipment	12	209,137	335,254
Exploration and evaluation assets	13	11,050,354	51,449,462
Total non-current assets		**12,492,011**	**52,721,216**
Total assets		**39,131,769**	**72,191,788**
Current liabilities			
Trade and other payables	14	4,310,095	3,953,793
Total current liabilities		**4,310,095**	**3,953,793**
Non Current liabilities			
Provision for Long Service Leave		43,342	-
Total current liabilities		**43,342**	**-**
Total liabilities		**4,353,437**	**3,953,793**
Net assets		**34,778,332**	**68,237,995**

Equity			
Issued capital	15	126,468,060	102,939,352
Reserves		(9,607,522)	12,733,303
Accumulated losses	17	(82,082,206)	(47,434,660)
Total equity attributable to owners of Atlantic Lithium Limited		**34,778,332**	**68,237,995**

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 6

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the year ended 30 June 2022

	Issued Capital	Accumulated Losses	Share based payments reserve	Foreign currency translation reserve	Financial assets revaluation reserve	Demerger Reserve	Total Equity
	$	$	$	$	$	$	$
Balance at 1 July 2020	**70,188,081**	**(42,537,119)**	**12,628,683**	**65,397**	**-**	**-**	**40,345,042**
Loss for the year	-	(4,897,541)	-	-	-	-	(4,897,541)
Other comprehensive loss	-	-	-	(1,359,173)	301,815	-	(1,057,358)
Total comprehensive loss for the year	-	(4,897,541)	-	(1,359,173)	301,815	-	(5,954,899)
Transactions with owners as owners							
Shares issued during the year	33,798,117	-	-	-	-	-	33,798,117
Share issue costs	(1,046,846)	-	-	-	-	-	(1,046,846)
Share based payments	-	-	1,096,581	-	-		1,096,581
Balance at 30 June 2021	**102,939,352**	**(47,434,660)**	**13,725,264**	**(1,293,776)**	**301,815**	**-**	**68,237,995**
Balance at 1 July 2021	102,939,352	(47,434,660)	13,725,264	(1,293,776)	301,815	-	68,237,995
Loss for the year		(34,647,546)					(34,647,546)
Other comprehensive loss				(5,774,884)	207,770		(5,567,114)
Total comprehensive loss for the year	-	(34,647,546)	-	(5,774,884)	207,770		(40,214,660)
Transactions with owners as owners							
Shares issued during the year	23,592,802						23,592,802
Share issue costs	(64,094)						(64,094)
Capital Reduction and In-Specie Distribution (Refer to Note 20)						(28,794,153)	(28,794,153)
Share based payments			12,020,442				12,020,442
Balance at 30 June 2022	**126,468,060**	**(82,082,206)**	**25,745,706**	**(7,068,660)**	**509,585**	**(28,794,153)**	**34,778,332**

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 7

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 30 June 2022

	Notes	2022 $	2021 $
Cash flows from operating activities			
Payments to suppliers and employees (including GST)		(5,380,854)	(2,833,379)
Interest paid		(2,141)	(23,873)
Government grants received		-	56,056
Net cash flows from operating activities	19	**(5,382,995)**	**(2,801,196)**
Cash flows from investing activities			
Refunds from security deposits		2,500	3,000
Cash divested on demerger of subsidary	20	(7,238,862)	-
Purchase of Investment		-	(100,000)
Purchase of property, plant and equipment		(97,619)	(207,649)
Piedmont Contributions from farm-in arrangement	10/13	15,451,041	-
Payments for exploration and evaluation assets		(20,772,143)	(14,343,969)
Net cash flows from investing activities		**(12,655,083)**	**(14,648,618)**
Cash flows from financing activities			
Proceeds from the issue of shares		23,592,802	28,859,855
Transactions costs on the issue of shares		(100,288)	(98,425)
Net cash flows from financing activities		**23,492,514**	**28,761,430**
Net increase / (decrease) in cash and cash equivalents		5,454,436	11,311,616
Cash and cash equivalents at the beginning of the year		19,135,463	7,331,643
Net foreign exchange impact		(708,249)	492,204
Cash and cash equivalents at the end of the year	9	**23,881,650**	**19,135,463**

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 8

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 9 NOTES TO THE FINANCIAL STATEMENTS For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies Corporate Information Atlantic Lithium Limited (the parent entity or the Company) is a public company limited by shares incorporated and domiciled in Australia. The Group’s registered office is located at Level 33, Australia Square, 264 George Street, Sydney, NSW 2000. Atlantic Lithium Limited and its subsidiaries (together referred to as “the Group”) are a lithium focused mineral exploration and development company with an advanced lithium pegmatite asset in Ghana and lithium pegmatite exploration assets in Ghana and Ivory Coast. Basis of Preparation These consolidated financial statements are a general purpose financial report that has been prepared in accordance with International Financial Reporting Standards, including IFRIC Interpretations, other authoritative pronouncements of the International Accounting Standards Board. The Group is considered a for-profit entity for the purpose of International Financial Reporting. The consolidated financial statements covers the Group comprising of Atlantic Lithium Limited and its subsidiaries and is presented in Australian dollars. Going concern The consolidated financial statements have been prepared on a going concern basis which contemplates the continuity of normal business activities and the realisation of assets and discharge of liabilities in the ordinary course of business. The Group has not generated revenues from operations. For the year ended 30 June 2022, the Group generated a loss of $34,647,546 and incurred operating cash outflows of $5,382,995. As at 30 June 2022, the Group had cash and cash equivalents of $23,881,650 and net assets of $34,778,332. The Directors note the following with regards to the ability of the Consolidated entity to continue as a going concern: • Atlantic Lithium Limited has been funded under a co-development agreement with Piedmont Lithium Inc by solely funding US$17.0m towards studies and exploration and US$70.0m towards mine capex. Any additional expenditure or cost savings beyond the Initial Funding or cost savings for the completion of the Definite Feasibility study and development of the Ewoyaa Lithium Project will be shared equally between the company and Piedmont. As at the date of this report the group has fully utilised the initial US17.0m funding and ongoing costs to complete the exploration and DFS are currently shared. • The Directors expect that while current funds and funding would be sufficient to meet minimum program of exploration and part of the Capex to build the mine, additional funds would be required. The Consolidated entity has previously raised funds through share placements and capital raisings from new and existing shareholders. • The Directors have the ability to schedule activities and hence expenditure in accordance with the availability of funds and their cash forecasts. Whilst the events and conditions noted above indicate the existence of a material uncertainty that may cast significant doubt regarding the Company's ability to continue as a going concern, the Directors are confident that they will be able to secure the additional funds if required, and that the going concern basis of preparation for the financial report is appropriate. Based on their previous experience and success in raising capital the Directors are confident, these additional funds can be obtained to complete the Ewoyaa Lithium Project. If for any reason the Consolidated entity is unable to continue as a going concern, it would impact on the Consolidated entity’s ability to realise assets at their recognised values and to extinguish liabilities in the normal course of business at the amounts stated in the consolidated financial statements. The financial report does not include any adjustments relating to the amounts or classification of recorded assets or liabilities that might be necessary if the Consolidated entity does not continue as a going concern. Reporting basis and conventions The consolidated financial statements have been prepared on an accruals basis and is based on historical costs except for listed investments which have been measured at market value at the end of each reporting period. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 10 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) The following is a summary of the material accounting policies adopted by the Group in the preparation of the consolidated financial statements. Accounting Policies (a) New Accounting Standards and Interpretations The accounting policies adopted are consistent with those of the previous financial year. The consolidated entity has adopted all the new or amended Accounting Standards and Interpretations issued by the International Financial Reporting Standard board that are mandatory for the current reporting period. The adoption of these new or amended accountings standards did not have a significant impact to the interim consolidated financial statements. Any new or amended Accounting Standards or Interpretations that are not yet mandatory have not been early adopted. (b) Basis of Consolidation The consolidated financial statements comprise the financial statements of Atlantic Lithium Limited and its subsidiaries as at and for the period ended 30 June each year. Subsidiaries Subsidiaries are all those entities over which the consolidated entity has control. The consolidated entity controls an entity when the consolidated entity is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the consolidated entity. They are de-consolidated from the date that control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. In preparing the consolidated financial statements, all intercompany balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends have been eliminated in full. Subsidiaries are fully consolidated from the date on which control is obtained by the Group and cease to be consolidated from the date on which control is transferred out of the Group. Investments in subsidiaries held by Atlantic Lithium Limited are accounted for at cost in the separate financial statements of the parent entity less any impairment charges. Dividends received from subsidiaries are recorded as a component of other revenues by the parent entity, and do not impact the recorded cost of the investment. Upon receipt of dividend payments from subsidiaries, the parent entity will assess whether any indicators of impairment of the carrying value of the investment in the subsidiary exist. Where such indicators exist, to the extent that the carrying value of the investment exceeds its recoverable amount, an impairment loss is recognised. The acquisition of subsidiaries is accounted for using the acquisition method of accounting. The acquisition method of accounting involves recognising at acquisition date, separately from goodwill, the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. The identifiable assets acquired and the liabilities assumed are measured at their acquisition date fair values. The difference between the above items and the fair value of consideration (including the fair value of any pre-existing investment in the acquiree) is goodwill or discount on acquisition. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Where goodwill forms part of a cash generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash generating unit retained. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 11 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) Non-controlling interests are allocated their share of net profit after tax in the statement of profit or loss and other comprehensive income and presented within equity in the consolidated statement of financial position, separately from the equity of the owners of the parent entity. Losses are attributed to the non-controlling interest even if that results in a deficit balance. A change in ownership interest of a subsidiary that does not result in a loss of control, is accounted for as an equity transaction. (c) Business Combinations Business combinations are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity issued by the acquirer, and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses. When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with contractual terms, economic conditions, the Group’s operating or accounting policies and other pertinent conditions as at the acquisition date. If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value through profit and loss. Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability will be recognised either in profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it is not remeasured. (d) Operating Segments An operating segment is a component of an entity that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and for which discrete financial information is available. This may include start-up operations which are yet to earn revenues. Operating segments that meet the quantitative criteria as prescribed by IFRS 8, Operating Segments are reported separately. However, an operating segment that does not meet the quantitative criteria is still reported separately where information about the segment would be useful to users of the financial statements. Information about other operating segments that are below the quantitative criteria are combined and disclosed in a separate category for “all other segments”. (e) Farm-in Arrangement While the farmee is contributing 100% of the exploration costs towards a Definitive Feasibility Study, the Group will capitalise expenditure and recognise cash payments due or received to offset that expenditure. The Group have not recognised any consideration in respect of the value of the work to be performed by the farmee and instead will carry the assets at the previous cost of the full interest reduced by the amount of any cash consideration due or received for entering the agreement until such time as the farmee have earned an interest. $17,438,205 was offset against Exploration and Evaluation Assets as at 30 June 2022. (f) Demerger The liability to distribute is recognised when the in-specie distribution is appropriately authorised and is no longer at the discretion of the Company. For the demerger this was the date when declaration of in-specie distribution was approved by the shareholders. The liability to distribute non-cash assets as an in-specie distribution to its owners is measured at the fair value of the net assets to be distributed. The Company remeasures the liability at each reporting date and at settlement, Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 12 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) with changes recognised directly in equity. The Company recognises the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss. (g) Cash and Cash Equivalents For the statement of cash flows, cash and cash equivalents include cash on hand, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within short-term borrowings in current liabilities on the statement of financial position. (h) Trade and Other Receivables Receivables generally have 30-60 day terms, are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less an allowance for impairment. The Group has not recognised any expense in profit or loss in respect of the expected credit losses for the year ended 30 June 2022 (2021: nil). Based on the historical recovery and forward-looking information of receivables, the Group considers that no allowance for expected credit losses is appropriate. Receivables include $1,987,164 from Piedmont Lithium Inc who has agreed to fund expenditure incurred on Ewoyaa Lithium Project and earn-in to up to 50% of the Cape Coast Lithium Portfolio in Ghana. (i) Financial Instruments Recognition and Initial Measurement A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets and financial liabilities are recognised in the Group statement of financial position when the Group becomes a party to the contractual provisions of the instrument. Financial assets and financial liabilities are only offset when there is a currently enforceable legal right to offset the recognised amounts and the Group intends to settle on a net basis or realise the asset and liability simultaneously. Financial instruments are generally measured at initial recognition fair value and adjusted for transactions costs where the instrument is not classified as at fair value through profit or loss. Transaction costs related to instruments classified as at fair value through profit or loss are expensed to profit or loss immediately. Financial instruments are classified and measured as set out below. Financial assets Financial assets at amortised cost Financial assets are measured at amortised cost if both of the following conditions are met: • The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows: and • The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principle amount outstanding. Financial assets at amortised costs are subsequently measured using the effective interest (EIR) method and are subject to an impairment assessment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired. Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) Upon initial recognition the Group can elect to classify irrevocably its equity investments as equity instruments designated a fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis. Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised as other income in the statement of profit or loss and other comprehensive income when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 13 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) (j) Property, Plant & Equipment Property, plant & equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses. The cost of property, plant & equipment constructed within the Group includes the cost of materials, direct labour, borrowing costs and an appropriate portion of fixed and variable costs. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the profit or loss during the financial year in which they are incurred. Depreciation The depreciable amount of all property, plant & equipment is depreciated over their useful life to the Group commencing from the time the asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements. The depreciation rates used for each class of assets are: Class of Property, plant & equipment Depreciation Plant & Equipment 10% - 30% Straight line Office Equipment 33.3% Straight line Motor Vehicles 25% Straight line Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These are included in the statement of profit or loss and other comprehensive income. Derecognition An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use or disposal. (k) Exploration and Evaluation Assets Exploration and evaluation (E&E) expenditure incurred is accumulated in respect of each identifiable area of interest. Such expenditures comprise net direct costs and an appropriate portion of related overhead expenditure but do not include overheads or administration expenditure not having a specific nexus with a particular area of interest. These assets are only carried forward to the extent that they are expected to be recouped through the successful development of the area or where activities in the area have not yet reached a stage which permits reasonable assessment of the existence of economically recoverable reserves and active or significant operations in relation to the area are continuing. The exploration and evaluation expenditures incurred in respect of earn-in arrangements have been capitalised in accordance with IFRS 6. In summary: • The farmor will not record any expenditure (whether this would otherwise have been capitalised or expensed immediately) that is settled by the farmee • The farmor does not recognise a gain or loss on the basis of the partial disposal of any E&E asset that has already been capitalised. Instead, any proceeds received that are not attributable to future expenditure are simply credited against the carrying amount of any existing E&E asset • To the extent that the proceeds received from the farmee exceed the carrying amount of any E&E asset that has already been capitalised by the farmor, this excess is recognised as a gain in profit or loss. A regular review has been undertaken on each area of interest to determine the appropriateness of continuing to carry forward assets in relation to that area of interest. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 14 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) (k) Exploration and Evaluation Assets (continued A provision is raised against exploration and evaluation expenditure where the Directors are of the opinion that the carried forward net cost may not be recoverable or the right of tenure in the area lapses. The increase in the provision is charged against the results for the year. Accumulated costs in relation to an abandoned area are written off in full against profit in the year in which the decision to abandon the area is made. When production commences, the accumulated costs for the relevant area of interest are amortised over the life of the area according to the rate of depletion of the economically recoverable reserves. Costs of site restoration are provided over the life of the area from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structure, waste removal, and rehabilitation of the site in accordance with clauses of mining permits. Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis. Any changes in the estimates for the costs are accounted on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly, the costs have been determined on the basis that restoration will be completed within one year of abandoning the site. (l) Impairment of Non-Financial Assets At each reporting date, the Group reviews the carrying values of its tangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over it recoverable amount is expensed to the profit or loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. (m) Trade and Other Payables Trade and other payables are carried at amortised cost and due to their short-term nature, they are not discounted. They represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of these goods and services. The amounts are unsecured and are usually paid within 30-60 days of recognition. (n) Provisions and Employee Benefits Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is possible that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the statement of profit or loss and other comprehensive income net of any reimbursement. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision resulting from the passage of time is recognised in finance costs. Employee benefits (i) Wages, salaries, annual leave, and long service leave Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 15 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) (n) Provisions and Employee Benefits (continued) Liabilities for wages and salaries, including non-monetary benefits and annual leave and long service leave expected to be settled within 12 months of the reporting date are recognised in respect of employees’ services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled. Expenses for non-accumulating sick leave are recognised when the leave is taken and measured at the rates paid or payable. (ii) Long service leave The liability for annual leave and long service leave not expected to be settled within 12 months of the reporting date are measured at the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wages and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on Australian corporate bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows. (o) Leases The Group considers whether a contract is or contains a lease. For those contracts that fall within the exemptions of IFRS 16 and are classified as short term, these are charged as expenses on a straight-line basis over the period of the lease. For all other leases, the Group recognises a right-of-use asset and a lease liability on the Statement of Financial Position. For the year ended 30 June 2022, the Group was not party to any leases that are not classified as short term. (p) Share Capital Ordinary shares are classified as equity at the time that they are issued. Costs directly attributable to the issue of new shares or options are shown as a deduction from the equity proceeds, net of any income tax benefit. (q) Share-Based Payments The Group may provide benefits to Directors, employees or consultants in the form of share-based payment transactions, whereby services may be undertaken in exchange for shares or options over shares ("equity-settled transactions"). The fair value of options granted to Directors, employees and consultants is recognised as an expense with a corresponding increase in equity (share based payments reserve). The fair value is measured at grant date and recognised over the period during which the recipients become unconditionally entitled to the options. Fair value is determined using a Black-Scholes or Monte Carlo option pricing model. An expense is still recognised for options that do not ultimately vest because a market condition was not met. Where the terms of options are modified, the expense continues to be recognised from grant date to vesting date as if the terms had never been changed. In addition, at the date of the modification, a further expense is recognised for any increase in fair value of the transaction as a result of the change. Where options are cancelled, they are treated as if vesting occurred on cancellation and any unrecognised expenses are taken immediately to the profit or loss. If new options are substituted for the cancelled options and designated as a replacement, the combined impact of the cancellation and replacement options are treated as if they were a modification. (r) Interest and Other Income Interest Interest revenue is recognised as interest accrues using the effective interest rate method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset. All revenue is stated net of the amount of goods and services tax (GST). Government grants Government grants are recognised where these is reasonable assurance that the grant will be received and all attached conditions will be complied with. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 16 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) (s) Income Tax The income tax expense for the period is the tax payable on the current period’s taxable income rate for each jurisdiction adjusted by changes in deferred tax assets liabilities attributable to temporary differences between the tax base of assets and liabilities and their carrying amounts in the financial statements, and to unused tax losses. The charge for current income tax expense is based on the profit for the year adjusted for any non-assessable or disallowed items. It is calculated using the tax rates that have been enacted or are substantially enacted by the reporting date. Deferred tax is recognised for all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss. Deferred tax is calculated at the tax rates expected to apply to the period when the asset is realised or liability is settled. Deferred tax is recognised in the statement of profit or loss and other comprehensive income except where it relates to items that may be recognised directly in equity, in which case the deferred tax is adjusted directly against equity. Deferred income tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised. The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income taxation legislation and the anticipation that the group will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law. Current tax assets and liabilities are offset where a legally enforceable right of set-off exists and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur. Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future periods in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled. (t) GST Revenues, expenses and assets are recognised net of GST except where GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item. Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position. Cash flows are included in the statement of cash flows on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority, are classified as operating cash flows. Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority. (u) Earnings per Share Basic earnings per share is calculated as net profit (loss) attributable to members of the parent entity, adjusted to exclude any costs of servicing equity other than ordinary shares, divided by the weighted average number of ordinary shares, adjusted for any bonus element. Diluted earnings per share adjust the figures used in the determination of basic earnings per share to take into account: • The after tax effect of interest and other financing costs associated with dilutive potential ordinary shares; and • The weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 17 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) (v) Foreign Currencies Items included in the financial statements of each of the Group entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss. Exchange differences arising from the translation of financial statements of foreign subsidiaries are taken to the foreign currency translation reserve at the reporting date. (w) Comparatives When required by International Financial Reporting Standards, comparative figures have been adjusted to conform to changes in presentation for the current financial year. (x) Fair value measurement When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principle market; or in the absence of a principal market, in the most advantageous market. Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interest. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. Assets and liabilities measured at fair value are classified, into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Classifications are reviewed each reporting date and transfers between levels are determined based on a reassessment of the lowest level input that is significant to the fair value measurement. For recurring and non-recurring fair value measurements, external valuers may be used when internal expertise is either not available or when the valuation is deemed to be significant. External valuers are selected based on market knowledge and reputation. Where there is a significant change in fair value of an asset or liability from one period to another, an analysis is undertaken, which includes a verification of the major inputs applied in the latest valuation and a comparison, where applicable, with external sources of data. (y) Critical Accounting Estimates and Judgments The Directors evaluate estimates and judgments incorporated into the consolidated financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the Group. Key estimates – impairment of non-financial assets The Group assesses impairment at each reporting date by evaluating conditions specific to the Group that may lead to impairment of assets. Where an impairment trigger exists, the recoverable amount of the asset is determined. Where applicable, value-in-use calculations performed in assessing recoverable amounts incorporate a number of key estimates. Key judgments – exploration & evaluation assets The Group performs regular reviews on each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest. These reviews are based on detailed surveys and analysis of drilling results performed to reporting date. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 18 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 1. Summary of Significant Accounting Policies (continued) Accounting Policies (continued) The Group performs regular reviews on each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest. These reviews are based on detailed surveys and analysis of drilling results performed to reporting date. The Directors have assessed that for the exploration and evaluation assets recognised at 30 June 2022, the facts and circumstances do not suggest that the carrying amount of an asset may exceed its recoverable amount. Exploration and evaluation assets written off for year ended 30 June 2022 was $25,934 (2021:$1,000,280). Exploration and evaluation assets at 30 June 2022 were $11,050,354 (2021: $51,449,462). On 24 December 2021 the Group completed the demerger of its gold exploration and evaluation assets at fair value of $28,794,153 in Ivory Coast and Chad by way of a capital reduction and in-specie distribution to eligible shareholders. The fair value of the exploration and evaluation assets was initially valued using the mid-point of a range derived from multiple valuation methodologies for each project. On further analysis it was noted that this mid-point did not accurately reflect the true fair value of each project due to the high degree of emphasis the valuation placed on the historical expenditure method. In the Directors view, this method did not take into account the results of the early stage exploration works on some projects. On a more detailed review of the report other methods of valuation were deemed more appropriate for the earlier stage projects which resulted in those projects being assigned a lower fair value. The impact of this was an additional fair value write down, pre-demerger, of $7,475,828 through profit and loss and a corresponding reduction in the demerger reserve. Key judgments – share based payment transactions The Group measures the cost of equity settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes model or Monte Carlo model taking into account the terms and conditions upon which the instruments were granted. The accounting estimates and assumptions relating to equity settled share based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period but may impact the profit or loss and equity. The key inputs used in the Black-Scholes model or Monte Carlo model are disclosed in Note 16. 2022 2021 $ $ Note 2. Income - Government grant -Covid 19 cash flow boost 56,056 Total Income - 56,056 Note 3. Profit / (Loss) Included in the profit / (loss) are the following specific expenses: Depreciation -Office equipment 10,410 5,606 -Plant & equipment 6,417 6,417 Defined contributions superannuation expense 72,117 29,242 Interest and Finance Charges 1,644 23,872 Project generation costs - 3,756 Unrealised foreign exchange (gains) losses 927,941 (443,145) Directors and Other Key Management Personel short term benefits 1,816,621 1,725,305 Administration services (refer Note 21(d)) - 192,000 Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 19 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 2022 2021 $ $ Note 4. Income Tax Components of tax expense recognised directly in equity Net deferred tax credited directly to equity (27,468) (448,649) Net deferred tax - debited directly to financial assets revaluation reserve 90,750 129,349 63,282 (319,300) The prima facie tax on profit / (loss) before income tax is reconciled to the income tax expense as follows: Prima facie tax on profit / (loss) before income tax at 30% (2021: 30%) (10,413,248) (1,373,473) Add tax effect of: Permanent differences - 98,333 Current tax loss not recognised 9,203,885 1,294,413 Share based payments 3,606,132 300,027 Temporary differences derecognised 508,933 - Prior year under / over 12,841 - Other 4,048 - Reversal of DTL on exploration and evaluation costs from acquisition of Tekton investment (part of Demerger with Ricca Resources) (2,985,873) - Income tax expense (63,282) 319,300 Deferred Tax Asset (at 30%) Recognised temporary differences 355,742 582,531 Recognised unused tax losses - 1,651,859 Payables and provisions - 103,955 Total deferred tax assets recognised 355,742 2,338,345 Deferred Tax Liability Assessable temporary differences (194,018) (417,993) Financial Assets at Fair Value through Other Comprehensive Income (161,724) (70,972) Exploration and evaluation assets - (1,849,380) Total deferred tax liabilities recognised (355,742) (2,338,345) Net deferred tax recognised - - Unrecognised deferred tax assets comprised of: Deferred tax assets: Net unrecognised tax losses 16,941,049 6,026,526 Deferred tax assets: Gross unrecognised tax losses 56,470,162 20,088,419 In order to recoup carried forward losses in future periods, either the Continuity of Ownership Test (COT) or Same Business Test must be passed. The majority of losses are carried forward at 30 June 2022 under COT. Deferred tax assets which have not been recognised as an asset, will only be obtained if: (i) the Company derives future assessable income of a nature and of an amount sufficient to enable the losses to be realised; (ii) the Company continues to comply with the conditions for deductibility imposed by the law; and (iii) no changes in tax legislation adversely affect the Company in realising the losses. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 20 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 5. Key Management Personnel Key Management Personnel Compensation The total remuneration of Key Management Personnel for the Group for the year was as follows: 2022 2021 $ $ Short term employee benefits 1,816,621 1,725,305 Post-employment benefits 52,295 36,917 Share based payments 11,776,386 888,233 Total 13,645,302 2,650,455 Refer to the Remuneration Report contained in the Directors’ Report for details of the remuneration paid or payable to each member of the Group’s Key Management Personnel. Note 6. Dividends and Franking Credits There were no dividends paid or recommended during the year or since the end of the year. There are no franking credits available to shareholders of the Company. 2022 2021 $ $ Note 7. Auditors Remuneration Amounts received or due and receivable by BDO Audit Pty Ltd An audit or review of the financial report of the entity or any other entity in the consolidated group 70,813 39,000 70,813 39,000 Note 8. Loss per Share (EPS) (a) Loss Loss used to calculate basic and diluted EPS (34,647,546) (4,897,541) Number of Shares Number of Shares (b) Weighted average number of shares and options Weighted average number of ordinary shares outstanding during the year, used in calculating basic loss per share 565,084,093 436,104,705 Weighted average number of dilutive options and performance rights outstanding during the year - - Weighted average number of ordinary shares and potential ordinary shares outstanding during the year, used in calculating diluted loss per share 565,084,093 436,104,705 The options and performance rights are considered non-dilutive as the Company is loss making. Options and performance rights may become dilutive in the future.

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

	2022 $	2021 $
Note 9. Cash and Cash Equivalents		
Cash at bank	23,881,650	19,135,463
	23,881,650	**19,135,463**

	2022 $	2021 $
Note 10. Trade and Other Receivables		
GST receivable	56,083	46,300
Piedmont farm in contributions receivable (refer note 13)	1,987,164	-
Other receivables	261,611	23,781
	2,304,858	**70,081**

Receivables are non-interest bearing and are generally on 30-60 day terms.
No allowance for credit loss has been recorded for the current and previous financial year.

Due to the short term nature of these receivables, their carrying value is assumed to approximate fair value. The maximum exposure to credit risk is the carrying value of receivables. Collateral is not held as security.

	2022 $	2021 $
Note 11. Other Financial Assets –Non-current		
Security deposits	7,500	10,000
Investment in shares at fair value through Other Comprehensive Income	1,225,020	926,500
	1,232,520	**936,500**
Investment in shares at fair value through Other Comprehensive Income		
-Opening Balance at 1 July	926,500	129,000
-Additions	-	366,336
-Security deposit refunded	(2,500)	-
Fair Value adjustment through other comprehensive income	298,520	431,164
	1,222,520	**926,500**

Investment in shares at net fair value through other comprehensive income comprise an investment in the ordinary issued capital of Aus Tin Mining Ltd $20 (2021: $4,000) and Australasian Metals Limited (formerly Australasian Gold Limited) $1,100,000 (2021: $797,500), both listed on the Australian Securities Exchange and an investment in the ordinary issued capital of Auburn Resources Ltd $125,000 (2021: $125,000), an unlisted public company incorporated in Australia. Auburn Resources Ltd valuation is based on latest share capital placement in July 2021 at 12.5c a share. The group holds 1,000,000 shares in Auburn Resources Ltd.

The investment in shares are equity instruments under IFRS 9 which are not held for trading. The Group made an irrevocable election on initial recognition to designate these equity instruments at fair value through other comprehensive income.

Gains or losses will be recognised in OCI and never reclassified from equity to profit or loss.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 21

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

	2022 $	2021 $
Note 12. Property, Plant and Equipment		
Plant & Equipment – at cost	75,555	570,164
Accumulated depreciation	(69,872)	(554,105)
Written down value	5,683	16,059
Office equipment – at cost	41,680	55,599
Accumulated depreciation	(20,999)	(14,815)
Written down value	20,681	40,784
Motor Vehicle – at cost	303,729	927,060
Accumulated depreciation	(120,956)	(648,649)
Written down value	182,773	278,411

Reconciliation of carrying amounts at the beginning and of the year

	Motor Vehicle $	Plant & Equipment $	Office Equipment $	Total $
Year ended 30 June 2022				
At 1 July 2021 net of accumulated depreciation	**278,411**	**16,059**	**40,784**	**335,254**
Effect of foreign exchange on opening balances	(41,218)	21	105	(41,092)
Additions	88,669		9,279	97,948
Assets classified as held for distribution to owners (refer Note 20)	(39,078)	-	(15,837)	(54,915)
Depreciation charged to exploration and evaluation	(104,011)	(3,980)	(3,240)	(111,231)
Depreciation charge for the year		(6,417)	(10,410)	(16,827)
At 30 June 2022 net of accumulated depreciation	**182,773**	**5,683**	**20,681**	**209,137**

Year ended 30 June 2021				
At 1 July 2020 net of accumulated depreciation	**290,687**	**55,326**	**2,778**	**348,791**
Effect of foreign exchange on opening balances	(12,202)	(1,048)	-	(13,250)
Additions	159,811	-	47,838	207,649
Disposals	-	-	-	-
Depreciation charged to exploration and evaluation	(159,885)	(31,802)	(4,226)	(195,913)
Depreciation charge for the year	-	(6,417)	(5,606)	(12,023)
At 30 June 2021 net of accumulated depreciation	**278,411**	**16,059**	**40,784**	**335,254**

	2022 $	2021 $
Note 13. Exploration and Evaluation Assets		
Exploration and evaluation assets	11,050,354	51,449,462
Movements in carrying amounts		
Balance at the beginning of the year	51,449,462	34,017,466
Effect of foreign exchange on opening balance	(3,272,244)	(1,214,063)
Additions	18,247,469	18,956,991
Piedmont receipts from farm-in arrangements (1)	(17,438,205)	-
Exploration and evaluation assets distributed to owners (refer to Note 20)	(37,910,194)	-
Acquisition of Joy Transporters Limited	-	955,684
Disposals	-	(266,336)
Written-off during the year	(25,934)	(1,000,280)
Balance at the end of the year	**11,050,354**	**51,449,462**

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 22

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

The recoverability of the carrying amount of exploration and evaluation assets is dependent on the successful development and commercial exploitation or alternatively, sale of the respective areas of interest.

(1) On 31 August 2021 the company entered into an agreement with Piedmont Lithium Inc. to fund expenditure incurred on Ewoyaa Lithium Project and earn-in to up to 50% of the Cape Coast Lithium Portfolio in Ghana. Funding consists of US$17m for regional exploration and DFS and US70m for capex. Piedmont Lithium Inc. also invested US$16m in ordinary shares of the company on 31st August 2021 as part of the agreement (see note 15).

Piedmont is an US integrated supplier of raw materials and minerals supporting the electric vehicles and industrial markets. Piedmont is to earn-in to up to 50% of the Company's Cape Coast Lithium Portfolio ("CCLP") in Ghana, including Ewoyaa, in the following stages:

Stage 1: Investment into Atlantic Lithium Limited (c. US$16m)

- On 31 August 2021, Piedmont subscribed for 54,000,000 new ordinary shares in the Company at a price of 20p per share (£10,800,000) with a further £720,000 committed via placing 2,880,000 shares at 25p, increasing its stake to 9.91% of the issued share capital of the Company.

Stage 2: Regional Exploration and DFS Funding (US$17m)

Piedmont to earn up to an initial 22.5% of CCLP, via sole funding, at completion of :

- US$5m towards an accelerated regional exploration programme to enhance the current Ewoyaa resource; and
- US$12m towards completing the Definitive Feasibility Studies ("DFS") for the Project:
  - the minimum "DFS criteria" is to deliver a 1.5 million tonnes per annum ("mtpa") to 2mtpa run-of-mine ("ROM") operation for an 8-year to 10-year life of mine ("LOM") respectively; and
  - any additional expenditure or savings will be shared equally between Atlantic Lithium and Piedmont

Stage 3: CAPEX Funding (US$70m)

- Piedmont to earn a further 27.5% of CCLP via the funding of Capex of US$70m for the Ewoyaa Project:
  - to deliver a 1.5mtpa to 2mtpa ROM operation for an 8-year to 10-year LOM respectively; and
  - any additional expenditure or savings will be shared equally.

Other key Terms:

- If the "DFS criteria" of Stage 2 is achieved and Piedmont elects by mutual agreement not to proceed to Stage 3, Piedmont will forfeit its Stage 2 interest.
- Piedmont is entitled to appoint one director to the Atlantic Lithium board on completion while maintaining an equity interest above or equal to 9% in Atlantic Lithium and,
- an offtake agreement for 50% of the annual life of mine lithium spodumene concentrate (SC6%) production where offtake pricing will be determined via a formula which is linked to the prevailing price of lithium products, ensuring Atlantic Lithium captures value-add margins.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 23

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

For the year ended 30 June 2022

	2022 $	2021 $
Note 14. Trade and Other Payables		
Trade payables	2,369,124	2,256,617
Sundry payables and accrued expenses	1,673,913	1,500,704
Employee benefits	260,441	196,472
GST Payable	6,617	-
	4,310,095	**3,953,793**

Trade payables are non-interest bearing and are generally on 30-60 day terms.
Due to the short term nature of these payables, their carrying value is assumed to approximate fair value.

Note 15. Issued Capital	2022 $	2021 $
(a) Issued and paid up capital		
580,041,660 (2021: 516,114,246) ordinary shares fully paid	129,007,813	105,415,011
Share issue costs	(2,539,753)	(2,475,659)
	126,468,060	**102,939,352**

Ordinary shares participate in dividends and the proceeds on winding up the Company in proportion to the number of shares held. At shareholder meetings each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on a show of hands.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 24

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 25 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 (b) Reconciliation of issued and paid-up capital Number of Shares $ At 30 June 2020 404,513,660 71,616,893 On 4th August 2020, 572,656 £0.22 (equivalent to $0.40) ordianry shares were issued for the Acquisition of CAPRI Metals SARL 572,656 227,266 On 4 August 2020, 571,309 £0.09 (equivalent to $0.16) ordinary shares were issued to a contractor in partial consideration for services rendered 571,309 89,716 On 26 August 2020, 984,431 £0.13 (equivalent to $0.24) ordinary shares were issued to a contractor in partial consideration for services rendered 984,431 233,453 On 28 October 2020, 169,231 £0.15 (equivalent to $0.27) ordinary shares were issued to a contractor in partial consideration for services rendered 169,231 45,753 On 28 October 2020, 1,256,441 £0.14 (equivalent to $0.26) ordinary shares were issued to a contractor in partial consideration for services rendered 1,256,441 320,526 On 28 October 2020, 600,000 options exercised on 25 January 2019 was paid. These were previously exercised through a interest free non-recourse loan 109,340 On 16 December 2020, 1,618,336 £0.15 (equivalent to $0.27) ordinary shares were issued to a contractor in partial consideration for services rendered 1,618,336 429,302 On 17 December 2020, 1,550,388 £0.18 (equivalent to $0.32) ordinary shares were issued for the acquisition of Bodite and Bianouan Gold Licenses 1,550,388 497,191 On 4th February 2021, 2,360,035 £0.23 (equivalent to $0.40) ordianry shares were issued for the Acquisition of Joy Transporters Limited 2,360,035 955,686 On 4 February 2021, 1,024,307 £0.13 (equivalent to $0.24) ordinary shares were issued to a contractor in partial consideration for services rendered 1,024,306 243,006 On 4 February 2021, 1,758,613 £0.11 (equivalent to $0.20) ordinary shares were issued to a contractor in partial consideration for services rendered 1,758,613 347,624 On 4 May 2021, 466,156 £0.20 (equivalent to $0.36) ordinary shares were issued on the exercise of fundraising warrants 466,156 167,156 On 12 May 2021, 1,185,733 £0.19 (equivalent to $0.35) ordinary shares were issued to a contractor in partial consideration for services rendered 1,185,733 412,029 On 12 May 2021, 204,179 £0.20 (equivalent to $0.36) ordinary shares were issued to a contractor in partial consideration for services rendered 204,179 73,670 August to March 2021, 33,928,772 £0.12 (equivalent to $0.22) ordinary shares were issued on the exercise of fundraising Warrants 33,928,772 7,282,894 February to May 2021, 3,950,000 £0.12 (equivalent to $0.22) ordinary shares were issued on the exercise of employee options 3,950,000 852,499 May to June 2021, 60,000,000 £0.20 (equivalent to $0.36) ordinary shares were issued by way of a private placement 60,000,000 21,511,007 At 30 June 2021 516,114,246 105,415,011 On 29 July 2021, 750,000 £0.12 (equivalent to $0.22) ordinary shares were issued on the exercise of employee options 750,000 166,909 On31 August 2021, 54,000,000 £0.20 (equivalent to $0.38) ordinary shares were issued by the way of subscription shares 54,000,000 20,304,145 On 31 August 2021, 2,880,000 £0.25 (equivalent to $0.47) ordinary shares were issued by the way of a private placement 2,880,000 1,353,610 On 20 April 2022, 3,000,000 £0.12 (equivalent to $0.21) ordinary shares were issued on the exercise of employee options 3,000,000 637,853 On 10 May 2022, 1,352,700 £0.30 (equivalent to $0.53) ordinary shares were issued on the exercise of fundraising warrants 1,352,700 717,632 On 1 June 2022, 1,444,714 £0.12 (equivalent to $0.21) ordinary shares were issued on the exercise of fundraising warrants 1,444,714 306,243 On 1 June 2022, 500,000 £0.12 (equivalent to $0.21) ordinary shares were issued on the exercise of employee options 500,000 106,410 At 30 June 2022 580,041,660 129,007,813 Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 26 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 15. Issued Capital (continued) (c) Options and warrants As at 30 June 2022, there were 69,000,000 (2021: 45,046,214) unissued ordinary shares of Atlantic Lithium Limited under option and warrant held as follows: • 10,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.12. The options vested immediately and expire 31 August 2022. • 4,500,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.12. The options vested immediately and expire 31 December 2022. • 4,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.30. The options vested immediately and expire 31 December 2022. • 5,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.40. The options vested immediately and expire 31 December 2022. • 6,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd as an exercise price of £0.50. The options vested immediately and expire 31 December 2022. • 3,500,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd as an exercise price of £0.30. The options vested immediately and expire 8 April 2023. • 4,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.30. The options vested immediately and expire 18 August 2023. • 5,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.40. The options vested immediately and expire 18 August 2023. • 6,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd as an exercise price of £0.50. The options vested immediately and expire 18 August 2023. • 8,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.70. The options vested immediately and expire 23 April 2024. • 8,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd at an exercise price of £0.75. The options vested immediately and expire 23 April 2024. • 5,000,000 unlisted options to take up one ordinary share in Atlantic Lithium Ltd as an exercise price of £0.80. The options vested immediately and expire 23 April 2024. (d) Capital Risk Management When managing capital, management’s objective is to ensure the entity continues as a going concern as well as to maintain optimal returns to shareholders and benefits for other stakeholders. Management also aims to maintain a capital structure to ensure the lowest costs of capital available to the Group. The Group’s capital comprises equity as shown in the statement of financial position. The Group is not exposed to externally imposed capital requirements. Note 16. Share Based Payments The expense recognised for share based payments during the year is shown in the table below: 2022 2021 $ $ Expense arising from equity settled share-based payment transactions: Share options 10,238,285 391,496 Performance rights 1,759,208 606,831 Modification to Share Options 22,949 1,763 Share issue costs (equity) - 96,491 12,020,442 1,096,581 Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 27 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 16. Share Based Payments (continued) Modification to share based payments On 22 April,2022, the expiry dates of 19,500,000 options and 8,100,000 Performance Rights held by Mr Mascolo were amended by the Board of Directors. A Black-Scholes valuation was undertaken for the change of expiry dates and the resultant additional expense has been recognised in the current year’s share based payments. Mr Mascolo's Performance Rights were deemed to have all conditions for vesting met. Unlisted Options Number of Options Strike Price Original Expiry Date Amended Expiry Date 4,500,000 12 pence 24 June 2022 31 December 2022 4,000,000 30 pence 18 August 2023 31 December 2022 5,000,000 40 pence 18 August 2023 31 December 2022 6,000,000 50 pence 18 August 2023 31 December 2022 Unlisted Performance Rights Number of Maturity Original Expiry Date Amended Expiry Date Performance Rights Price 450,000 30 pence 18 August 2023 31 December 2022 450,000 35 pence 18 August 2023 31 December 2022 450,000 40 pence 18 August 2023 31 December 2022 450,000 45 pence 18 August 2023 31 December 2022 450,000 50 pence 18 August 2023 31 December 2022 450,000 55 pence 18 August 2023 31 December 2022 450,000 60 pence 18 August 2023 31 December 2022 450,000 65 pence 18 August 2023 31 December 2022 1,000,000 70 pence 18 August 2023 31 December 2022 1,500,000 75 pence 18 August 2023 31 December 2022 2,000,000 GBP1.00 18 August 2023 31 December 2022 On 13 June 2022, the expiry dates of 3,000,000 Director options and 7,000,000 ESOP Options were amended by the Board of Directors. A Black-Scholes valuation was undertaken for the change of expiry dates and the resultant additional expense has been recognised in the current year’s share based payments. Unlisted Director Options Number of Options Strike Price Original Expiry Date Amended Expiry Date 3,000,000 12 pence 24 June 2022 31 August 2022 Unlisted ESOP Options Number of Options Strike Price Original Expiry Date Amended Expiry Date 7,000,000 12 pence 24 June 2022 31 August 2022 Employee share option plan (ESOP) Share options are granted to employees. The employee share option plan is designed to align participants’ interests with those of shareholders by increasing the value of the Company’s shares. When a participant ceases employment after the vesting of their share options, the share options are forfeited after 90 days unless cessation of employment is due to termination for cause, whereupon they are forfeited immediately or death. The Company prohibits KMP from entering into arrangements to protect the value of unvested ESOP awards. Each option can be exercised from vesting date to expiry date for one share with the exercise price payable in cash. Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 28 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED) For the year ended 30 June 2022 Note 16. Share Based Payments (continued) Options and warrants granted On 18 August 2021, 7,000,000 Atlantic Lithium Limited share options were granted to a Directors and Employees under the Employee Share Option Plan. The options are to take up one ordinary share in Atlantic Lithium Limited at £0.30 per share. The options vested immediately and are due to expire on 18 August 2023. On 22 April,2022, the expiry dates of 4,000,000 options were amended to 31 December 2022. On 18 August 2021, 9,000,000 Atlantic Lithium Limited share options were granted to a Directors and Employees under the Employee Share Option Plan. The options are to take up one ordinary share in Atlantic Lithium Limited at £0.40 per share. The options vested immediately and are due to expire on 18 August 2023. On 22 April,2022, the expiry dates of 5,000,000 options were amended to 31 December 2022. On 18 August 2021, 11,000,000 Atlantic Lithium Limited share options were granted to a Directors and Employees under the Employee Share Option Plan. The options are to take up one ordinary share in Atlantic Lithium Limited at £0.50 per share. The options vested immediately and are due to expire on 18 August 2023. On 22 April,2022, the expiry dates of 6,000,000 options were amended to 31 December 2022. On 23 November 2021, 1,000,000 Atlantic Lithium Limited options were granted to the Company's advisers. The options are to take up one ordinary share in Atlantic Lithium at £0.30 per share. The options vested immediately and are due to expire 18 August 2023. On 23 November 2021, 1,000,000 Atlantic Lithium Limited options were granted to the Company's advisers. The options are to take up one ordinary share in Atlantic Lithium at £0.40 per share. The options vested immediately and are due to expire 18 August 2023. On 23 November 2021, 1,000,000 Atlantic Lithium Limited options were granted to the Company's advisers. The options are to take up one ordinary share in Atlantic Lithium at £0.50 per share. The options vested immediately and are due to expire 18 August 2023. On 22 April 2022, 8,000,000 Atlantic Lithium Limited share options were granted to a Directors under the Employee Share Option Plan. The options are to take up one ordinary share in Atlantic Lithium Limited at £0.70 per share. The options vested immediately and are due to expire on 23 April 2024. On 22 April 2022, 8,000,000 Atlantic Lithium Limited share options were granted to a Directors under the Employee Share Option Plan. The options are to take up one ordinary share in Atlantic Lithium Limited at £0.75 per share. The options vested immediately and are due to expire on 23 April 2024. On 22 April 2022, 5,000,000 Atlantic Lithium Limited share options were granted to a Directors under the Employee Share Option Plan. The options are to take up one ordinary share in Atlantic Lithium Limited at £0.80 per share. The options vested immediately and are due to expire on 23 April 2024. The following table illustrates the number (no.) and weighted average exercise prices (WAEP) of, and movements in, share based payment share options granted during the year: 2022 2022 2021 2021 No. WAEP No. WAEP Outstanding at the beginning of the year 45,046,214 £0.43 60,244,714 £0.42 Granted during the year 51,000,000 £0.55 4,851,500 £0.29 Cancelled during the year (20,000,000) £0.77 (1,250,000) £0.12 Exercised during the year (7,046,214) £0.15 (4,550,000) £0.12 Expired during the year - (14,250,000) £0.46 Outstanding at the end of the year 69,000,000 £0.45 45,046,214 £0.43 Exercisable at the end of the year 69,000,000 £0.45 45,046,214 £0.43 The weighted average remaining contractual life of the options was 1.01 years (2021: 0.74 years).

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 16. Share Based Payments (continued)

Atlantic Lithium ESOP 2022				
Grant Date	**18 August 2021**	**23 November 2021**	**22 April 2022**	**Total**
Exercise price	£0.30-£0.50	£0.30-£0.50	£0.70-£0.80	
Life of the option	2.00	1.73	2.01	
Underlying share price	£0.2035	£0.2155	£0.5720	
Expected share price volatility	74.570%	72.731%	79.535%	
Risk free interest rate	0.150%	0.360%	1.710%	
Fair value (black-scholes) per option	£0.0342-£0.0594	£0.0309-£0.0581	£0.196-£0.217	
Number of options issued	27,000,000	3,000,000	21,000,000	**51,000,000**
Total value of options issued (GBP)	£1,191,567	£130,459	£4,364,000	**£5,686,026**
Total value of options issued (AUD equivalent)	$2,264,480	$241,603	$7,732,201	**$10,238,284**

Atlantic Lithium ESOP 2021			
Grant Date	**9 April 2021**	**4 May 2021**	**Total**
Exercise price	£0.3000	£0.3000	
Life of the option	2.00	1.00	
Underlying share price	£0.2150	£0.1980	
Expected share price volatility	71.660%	84.750%	
Risk free interest rate	0.040%	0.000%	
Fair value (black-scholes) per option	£0.0620	£0.0396	
Number of options issued	3,500,000	1,351,500	**4,851,500**
Total value of options issued (GBP)	£217,730	£53,578	**£271,308**
Total value of options issued (AUD equivalent)	$391,496	$96,493	**$487,989**

Expected share price volatility was estimated based on historical share price volatility.

Performance rights
There were 12,150,000 performance rights granted during the year ended 30 June 2022 (2021: $0). The performance rights entitle the holder to receive the corresponding number of ordinary shares in Atlantic Lithium based on share price performance hurdles. The performance rights vest on achievement of each Maturity price milestone and convert to fully paid ordinary shares. The Maturity price is based on a 15-trading day VWAP metric for each tranche of the performance rights. The holder of the performance rights must remain an employee of Atlantic Lithium or its subsidiaries at vesting date for the performance rights to convert into ordinary shares. However, the Board deemed Mr Mascolo's 8,100,000 Performance Rights to have all conditions for vesting met and amended expiry date to 31 December 2022 (previously 18 August 2023).

The following table illustrates the number and movements in share-based payment performance rights granted during the year:

Outstanding at the beginning of the year	12,150,000	12,150,000
Granted during the year	12,150,000	-
Cancelled during the year	(12,150,000)	-
Vested and converted during the year	-	-
Outstanding at the end of the year	**12,150,000**	**12,150,000**
Vested during the year	9,450,000	-

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 29

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

For the year ended 30 June 2022

Note 16. Share Based Payments (continued)

The following table illustrates the total value of performance rights issued during the year ended 30 June 2022:
The inputs for the valuation of the performance rights were the same as applied to the valuation of the share options issued on 18 August 2021.

	Atlantic Lithium Ltd Performance Rights			
Number of performance rights	225,000	225,000	225,000	225,000
Maturity price	£0.30	£0.35	£0.40	£0.45
Issue date	18/08/2021	18/08/2021	18/08/2021	18/08/2021
Expiry date	18/08/2023	18/08/2023	18/08/2023	18/08/2023
Fair value	£0.159	£0.142	£0.130	£0.116
Total value of performance rights issued (GBP)	£35,775	£31,950	£29,250	£26,100
Total value of performance rights issued (AUD equivalent)	$67,988	$60,718	$55,587	$49,601

	Atlantic Lithium Ltd Performance Rights			
Number of performance rights	225,000	225,000	225,000	225,000
Maturity price	£0.50	£0.55	£0.60	£0.65
Issue date	18/08/2021	18/08/2021	18/08/2021	18/08/2021
Expiry date	18/08/2023	18/08/2023	18/08/2023	18/08/2023
Fair value	£0.107	£0.097	£0.088	£0.080
Total value of performance rights issued (GBP)	£24,075	£21,825	£19,800	£18,000
Total value of performance rights issued (AUD equivalent)	$45,753	$41,477	$37,628	$34,208

	Atlantic Lithium Ltd Performance Rights		
Number of performance rights	500,000	750,000	1,000,000
Maturity price	£0.70	£0.75	£1.00
Issue date	18/08/2021	18/08/2021	18/08/2021
Expiry date	18/08/2023	18/08/2023	18/08/2023
Fair value	£0.074	£0.067	£0.045
Total value of performance rights issued (GBP)	£37,000	£50,250	£44,999
Total value of performance rights issued (AUD equivalent)	$70,316	$95,497	$85,518

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 30

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

For the year ended 30 June 2022

Note 16. Share Based Payments (continued)

	Atlantic Lithium Ltd Performance Rights			
Number of performance rights	450,000	450,000	450,000	450,000
Maturity price	£0.30	£0.35	£0.40	£0.45
Issue date	18/08/2021	18/08/2021	18/08/2021	18/08/2021
Expiry date	18/08/2023	18/08/2023	18/08/2023	18/08/2023
Amended Expiry Date	31/12/2022	31/12/2022	31/12/2022	31/12/2022
Fair value	£0.159	£0.142	£0.130	£0.116
Total value of performance rights issued (GBP)	£71,550	£63,900	£58,500	£52,200
Total value of performance rights issued (AUD equivalent)	$135,975	$121,437	$111,175	$99,202

	Atlantic Lithium Ltd Performance Rights			
Number of performance rights	450,000	450,000	450,000	450,000
Maturity price	£0.50	£0.55	£0.60	£0.65
Issue date	18/08/2021	18/08/2021	18/08/2021	18/08/2021
Expiry date	18/08/2023	18/08/2023	18/08/2023	18/08/2023
Amended Expiry Date	31/12/2022	31/12/2022	31/12/2022	31/12/2022
Fair value	£0.107	£0.097	£0.088	£0.080
Total value of performance rights issued (GBP)	£48,151	£43,650	£39,600	£36,000
Total value of performance rights issued (AUD equivalent)	$91,507	$82,953	$75,257	$68,415

	Atlantic Lithium Ltd Performance Rights		
Number of performance rights	1,000,000	1,500,000	2,000,000
Maturity price	£0.70	£0.75	£1.00
Issue date	18/08/2021	18/08/2021	18/08/2021
Expiry date	18/08/2023	18/08/2023	18/08/2023
Amanded Expiry Date	31/12/2022	31/12/2022	31/12/2022
Fair value	£0.074	£0.067	£0.045

Total value of performance rights issued (GBP)	£74,000	£100,501	£89,999
Total value of performance rights issued (AUD equivalent)	$140,631	$190,994	$171,035

The following table reconciles the movements in share based payments expense recognised in the consolidated statement of profit or loss and other comprehensive income.

	2022	2021	To be recognised in future periods
	$	$	$
2019 Performance rights	2,565	606,831	
2019 Employee option modification	-	1,763	-
2020 Employee option modification	7,003		
2021 Employee options	-	391,496	
2022 Advisory Options	241,603		
2022 Performance rights	1,756,643	-	176,229
2022 Performance rights modification	15,946	-	-
2022 Employee options	9,996,682	-	
Total share based payments expense	**12,020,442**	**1,000,090**	**176,229**

The weighted average remaining contractual life of the performance rights was 0.71 years (2021: 0.34 years).

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 31

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 17. Accumulated Losses

	2022	2021
	$	$
Accumulated losses at the beginning of the year	(47,434,660)	(42,537,119)
Losses after income tax expense	(34,647,546)	(4,897,541)
Accumulated losses attributable to members of Atlantic Lithium Limited at the end of the year	**(82,082,206)**	**(47,434,660)**

Note 18. Information relating to Atlantic Lithium Limited ("the parent entity")

	2022	2021
	$	$
Current assets	25,652,089	18,873,507
Total assets	36,606,321	70,210,737
Current liabilities	2,394,873	2,072,435
Total liabilities	2,438,215	2,072,435
Net Assets	**34,168,106**	**68,138,302**
Issued capital	126,468,060	102,939,352
Share based payment reserve	25,745,706	13,725,264
Financial assets revaluation reserve	511,575	301,815
Demerger Reserve	(28,794,153)	-
Accumulated losses	(89,763,081)	(48,828,129)

Loss of the parent entity	(36,259,124)	(6,356,408)
Total comprehensive loss of the parent entity	(36,049,364)	(6,054,593)

The parent does not have any guarantees in relation to the debts of its subsidiaries, contingent liabilities or contractual obligations to purchase fixed assets at 30 June 2022 (2021: nil).

Note 19. Cash Flow Reconciliation

	2022 $	2021 $
Loss after income tax	(34,647,546)	(4,897,541)
Non-cash operating items		
- Exploration written off	-	1,000,280
- Write down on demerger	16,228,010	
- Depreciation	16,827	12,024
- Share based payments	12,020,442	1,000,090
- Unrealised foreign exchange losses (gains)	903,748	(573,045)
Changes in operating assets and liabilities*		
(Increase) decrease in trade and other receivables	(25,333)	8,179
(Increase) decrease in other current assets	(208,975)	(6,447)
Increase (decrease) in trade and other payables*	393,114	335,964
Change in Deferred Tax	(63,282)	319,300
Net cash flows used in operating activities	**(5,382,995)**	**(2,801,196)**

* Net of amounts relating to exploration and evaluation assets.

Non cash investing and financing activities		
Shares issued to suppliers in lieu of cash, capitalised to exploration and evaluation assets	-	2,934,929
Share issued to suppliers for services in lieu of cash	-	82,727
Shares issued for capital raising costs in lieu of cash	-	1,235,575
Shares issued to acquire Joy Transporters Ltd, capitalised to exploration and evaluation assets	-	955,684
Acquisition of Australasian Gold Ltd shares from transfer of interest in Tenement EPM 19419	-	266,336
Demerger transaction (in-specie distribution)- refer to Note 20	28,794,153	-

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 32

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 20: Demerger

On 24th December 2021 the Group completed the demerger of Ricca Resources Limited (and accordingly the Gold Business in Ivory Coast and Chad), by way of a Capital Reduction and In-specie Distribution to Eligible Shareholders. Eligible Atlantic Lithium Limited shareholders received an in-specie distribution of 1 Ricca Resources Limited share for every 8 Atlantic Lithium Limited Shares held at the In-specie Distribution Record Date (23 November 2021). The demerger distribution is accounted for as a reduction in equity by a demerger reserve of $28,794,153.

Fair Value amounts of assets and liabilities held for distribution to the owners were as follows

	$
Cash and Equivalents	7,238,862
Other Current Assets	21,132
Property Plant and Equipment	54,916
Exploration and Evaluation Assets	37,910,194
Total Assets	**45,225,104**
Trade and Other Payables	(202,941)
Carrying value of net assets distributed	**45,022,163**
Write down on Demerger	(16,228,010)
Demerger Reserve	**28,794,153**

Note: The Fair value of net assets distributed decreased by $7,475,828 compared to what was reported in the interim financial statements. Refer to Note 1 (y) on Key judgments – exploration & evaluation assets.

Note 21. Related Party Disclosures

(a) Subsidiaries

The consolidated financial statements include the financial statements of Atlantic Lithium Limited and the subsidiaries listed in the following table:

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 33

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 21. Related Party Disclosures (continued)

Name	Country of incorporation	Equity interest (%)	
		2022	2021
Belinga Holdings Pty Ltd	Australia	100	100
Charger Minerals Pty Ltd	Australia	100	100
Eastern Exploration Pty Ltd	Australia	100	100
Gabon Exploration Pty Ltd	Australia	100	100
Khaleesi Resources Pty Ltd	Australia	100	100
Lithium of Africa Pty Ltd	Australia	100	100
Milingui Pty Ltd	Australia	100	100
MODA Minerals Pty Ltd	Australia	100	100
IronRidge Botswana Pty Ltd	Botswana	100	100
Khaleesi Resources SARL	Cote d'Ivoire	100	100
IronRidge Gabon SA	Gabon	100	100
Barari Developments Ltd	Ghana	90	80

Charger Minerals Ghana Limited	Ghana	100	100
Green Metals Resources Limited	Ghana	100	100
Joy Transporters Ltd	Ghana	100	100
Moda Minerals Limited	Ghana	100	100
Charger Minerals Singapore Pte Ltd	Singapore	100	100
Lithium of Africa Singapore Pte Ltd	Singapore	100	100
IronRidge Singapore Pte Ltd	Singapore	100	100
Moda Minerals Singapore Pte Ltd	Singapore	100	100
Booster Minerals Pty Ltd	Australia	0	100
Boxworx Minerals Pty Ltd	Australia	0	100
CAPRI Metals Pty Ltd	Australia	0	100
DIVO Metals Pty Ltd	Australia	0	100
Hard Yard Metals Pty Ltd	Australia	0	100
Harrier Minerals Pty Ltd	Australia	0	100
Marlin Minerals Pty Ltd	Australia	0	100
Matilda Minerals Pty Ltd	Australia	0	100
PITA Minerals Pty Ltd	Australia	0	100
Rhodesian Resources Pty Ltd	Australia	0	100
Scope Resources Pty Ltd	Australia	0	100
Stark Metals Pty Ltd	Australia	0	100
UHITSA Minerals Pty Ltd	Australia	0	100
Booster Minerals SARL	Cote d'Ivoire	0	100
Boxworx Minerals SARL	Cote d'Ivoire	0	100
CAPRI Metals SARL	Cote d'Ivoire	0	100
DIVO Metals SARL	Cote d'Ivoire	0	100
Hard Yard Metals SARL	Cote d'Ivoire	0	100
Harrier Minerals SARL	Cote d'Ivoire	0	100
Malamute Minerals SARL	Cote d'Ivoire	0	100
Marlin Minerals SARL	Cote d'Ivoire	0	100
Matilda Minerals SARL	Cote d'Ivoire	0	100
PITA Minerals SARL	Cote d'Ivoire	0	100
Rhodesian Resources SARL	Cote d'Ivoire	0	100
Scope Resources SARL	Cote d'Ivoire	0	100
Stark Metals SARL	Cote d'Ivoire	0	100
UHITSA Minerals SARL	Cote d'Ivoire	0	100
Tekton Minerals Pte Ltd	Singapore	0	100

Subsidiaries disposed of during the year was due to the demerger of Ricca Resources (see note 20).

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 34

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 21. Related Party Disclosures (continued)

(b) Ultimate parent

Atlantic Lithium Limited is the ultimate parent, which is incorporated in Australia. There is no ultimate controlling party.

(c) Key management personnel

Details relating to key management personnel, including remuneration paid, are included in note 5.

(d) Transactions with related parties

The following table provides the total amount of transactions that were entered into with related parties for the relevant financial year:

Related party		Sales to related parties	Purchases from related parties	Other transactions with related parties
DGR Global Limited (i)	2022	-	-	-
	2021	-	192,000	-
Assore Limited (ii)	2022	-	-	120,000
	2021	-	-	120,000
Sumitomo Corporation (iii)	2022	-	-	49,450
	2021	-	-	60,000
Ricca Resources Limited (iv)	2022	-	-	94,330
	2021	-	-	-

(i) The Company had a commercial arrangement until 28th February 2021 with a major shareholder, DGR Global Limited for the provision of various services, whereby DGR Global Limited provided resources and services including the provision of its administration and exploration staff, its premises (for the purposes of conducting the Company's business operations), use of existing office furniture, equipment and certain stationery, together with general telephone, reception and other office facilities (''Services''). In consideration for the provision of the Services, the Group paid DGR Global Limited a monthly administration fee. For the year ended 30 June 2022, $0 was paid or payable to DGR Global Limited (2021: $192,000) for the provision of the Services. The total amount outstanding at year end for these services and other expense reimbursements was $191,200 excl GST (2021: $48,000).

The outstanding balances at each relevant year end are unsecured, interest free and settlement occurs in cash. All outstanding amounts payable comprise current liabilities.

(ii) The Company has a commercial arrangement with a major shareholder, Assore Limited for the services of two Non-Executive Directors. In consideration for the provision of the Services, the Group paid Assore Limited a monthly fee. For the year ended 30 June 2022, $120,000 was paid or payable to Assore Limited (2021: $120,000) for the provision of the Services. These fees have been included in the directors remuneration report under the individuals representing Assore Limited. The total amount outstanding at year end for these services was $885,714 (2021: $765,714).

The outstanding balances at each relevant year end are unsecured and interest free. All outstanding amounts payable comprise current liabilities.

(iii) The Company had a commercial arrangement with a major shareholder until 27 April 2022, Sumitomo Corporation for the services of one Non-Executive Director. In consideration for the provision of the Services, the Group paid Sumitomo Corporation a monthly fee. For the year ended 30 June 2022, $49,450 was paid or payable to Sumitomo Corporation (2021: $60,000) for the provision of the Services. These costs have been included in the directors remuneration report under the individual representing Sumitomo Corporation. The total amount outstanding at year end for these services was $4,451 (2021: $15,000).

The outstanding balances at each relevant year end are unsecured, interest free and settlement occurs in cash. All outstanding amounts payable comprise current liabilities.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 35

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 21. Related Party Disclosures (continued)

(iv) On 24th December 2021 the Group completed the demerger of Ricca Resources Limited (and accordingly the Gold Business in Ivory Coast and Chad), by way of a Capital Reduction and In-specie Distribution to Eligible Shareholders. Eligible Atlantic Lithium Limited shareholders received an in-specie distribution of 1 Ricca Resources Limited share for every 8 Atlantic Lithium Limited Shares held at the In-specie Distribution Record Date (23 November 2021). The demerger distribution is accounted for as a reduction in equity by a demerger reserve of $28,794,153 (see note 20).

The Company recharges Ricca Resources Limited for certain services including the provision of its exploration staff, its premises (for the purposes of conducting the Company's business operations), use of IT Services, software expenses and insurances. For the year ended 30 June 2022, $94,330 was paid or payable to Atlantic Lithium Limited (2021: nil) for the provision of these Services. The total amount outstanding at year end for these services and other expense reimbursements was $20,607 excl GST (2021: nil). The group is owed $152,227 by Ricca Resources Limited and its subsidiaries as at 30 June 2022 relating to loans incurred before the demerger.

The outstanding balances at each relevant year end are unsecured and interest free. All outstanding amounts receivable comprise current assets.

The Group also has a contingent liability with Ricca Resources:

1. Atlantic Lithium Limited owns 5,500,000 shares in Australasian Metals Limited (formerly Australasian Gold Limited) with a market value on 30 June 2022 of $1,100,000 (30 June 2021: $797,500). As part of the agreement for demerger, should Atlantic Lithium Limited decide to dispose all or any of this investment, then 50% of the consideration will be payable to Ricca Resources Limited within 10 days of the disposal.
2. Atlantic Lithium Limited has an investment of 1,000,000 in the ordinary issued capital of Auburn Resources Ltd, an unlisted public company incorporated in Australia. The valuation of $125,000 on 30 June 2022 (30 June 2021: $125,000) is based on the latest share capital placement on 1 July 2021. As part of the agreement for demerger, should Atlantic Lithium Limited decide to dispose all or any of this investment, then 50% of the consideration will be payable to Ricca Resources Limited within 10 days of the disposal.

Note 22. Capital Commitments

Future Exploration Commitments

The Group has certain obligations to expend minimum amounts on exploration in tenement areas. These obligations may be varied from time to time and are expected to be fulfilled in the normal course of operations of the Group. The commitments are as follows:

	2022 $	2021 $
Less than 12 months	3,447,376	8,085,956
Between 12 months and 5 years	2,755,257	7,367,663
	6,202,633	**15,453,619**

To keep tenements in good standing, work programs should meet certain minimum expenditure requirements. If the minimum expenditure requirements are not met, the Group has the option to negotiate new terms or relinquish the tenements. The Group also has the ability to meet expenditure requirements by joint venture or farm-in agreements.

Piedmont funding

On 31 August Piedmont Inc executed a binding agreement with Piedmont Lithium Inc to fund development of the Ewoyaa Project in Ghana for US$102,000,000 as follows

- Piedmont Lithium investment of US$15,000,000 for ordinary shares in the Company
- Piedmont Lithium Inc to earn up to an initial 22.5% of CCLP at completion of funding comprising:
    - USD$5,000,000 towards an accelerated regional exploration programme to enhance the current Ewoyaa resource; and
    - US$12,000,000 towards completing the Definitive Feasibility Studies for the Project
- Piedmont Inc to earn a further 27.5% of CCLP via the funding of Capex of US$70,000,000m for the Ewoyaa Project

As at 30 June 2022 Piedmont outstanding commitment to the Group was US70,000,000 for capex and US4,389,829 for Regional Exploration and DFS Funding.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 36

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 23. Financial Risk Management

(a) General objectives, policies and processes

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group's objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Group's exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous years unless otherwise stated in this note.

The Group's financial instruments consist mainly of deposits with banks, receivables and payables.

The Board has overall responsibility for the determination of the Group's risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Group's finance function. The Group's risk management policies and objectives are therefore designed to minimise the potential impacts of these risks on the results of the Group where such impacts may be material.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Group's competitiveness and flexibility. Further details regarding these policies are set out below:

(b) Credit Risk

Credit risk is the risk that the other party to a financial instrument will fail to discharge their obligation resulting in the Group incurring a financial loss. This usually occurs when debtors fail to settle their obligations owing to the Group. The Group's objective is to minimise the risk of loss from credit risk exposure.

The maximum exposure to credit risk, excluding the value of any collateral or other security, at reporting date to recognised financial assets, is the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements.

Credit risk is reviewed regularly by the Board. It arises from exposure to receivables as well as through deposits with financial institutions.

The Group does not have any material credit risk exposure to any single debtor or group of debtors under financial instruments entered into by the Group and at reporting date. Bank deposits with Westpac Banking Corporation Limited, Ecobank Cote d'Ivoire, Standard Chartered Bank Ghana and Société Generale Ghana

(c) Liquidity Risk

Liquidity risk is the risk that the Group may encounter difficulties raising funds to meet financial obligations as they fall due. The objective of managing liquidity risk is to ensure, as far as possible, that the Group will always have sufficient liquidity to meets its liabilities when they fall due, under both normal and stressed conditions.

Liquidity risk is reviewed regularly by the Board.

The Group manages liquidity risk by monitoring forecast cash flows and liquidity ratios such as working capital. The Group did not have any financing facilities available at reporting date.

(d) Market Risk

Market risk arises from the use of interest bearing, tradable and foreign currency financial instruments. It is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates (interest rate risk), foreign exchange rates (currency risk) or other market factors (other price risk). The Group does not have any material exposure to market risk other than interest rate risk and foreign currency risk.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 37

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

For the year ended 30 June 2022

Note 23. Financial Risk Management (continued)

Interest rate risk

Interest rate risk arises principally from cash and cash equivalents. The objective of interest rate risk management is to manage and control interest rate risk exposures within acceptable parameters while optimising the return.

Foreign currency risk

The Consolidated entity undertakes certain transactions denominated in foreign currency and is exposed to foreign currency risk through foreign exchange rate fluctuations. Foreign exchange risk arises from future commercial transactions and recognised financial assets and financial liabilities denominated in a currency that is not the entity's functional currency. In order to protect against adverse exchange rate movements, the Consolidated entity has set up foreign bank accounts in USD, GBP, Euro and GHS which are used to fund its exploration activities in Ghana.

The carrying amount of the Consolidated entity's foreign currency denominated financial assets at the reporting date were as follows, expressed in AUD

	Assets		Liabilities	
	2022	2021	2022	2022
	$	$	$	$
US Dollars	2,546,652	126,884	1,421,637	248,037
Ghanian Cedi	28,046,628	15,126,135	35,635,020	16,838,305
West African Cedi	70,091	20,401,817	92,190	21,409,419
Euro	-	6,549,361	-	10,478,321
Total	**30,663,371**	**42,204,197**	**37,148,847**	**48,974,082**

A sensitivity analysis of the movement in exchange rate (based on the closing balance of the asset) is presented below:

Consolidated 2022	AUD strengthen by 1% Impact on		AUD weaken by 1% Impact on	
	Profit before tax	Equity	Profit before tax	Equity
US Dollar Assets	897	24,569	(897)	(24,569)
US Dollar Liabilities	(22)	(14,195)	22	14,195
Ghanian Cedi Assets	5,488	274,979	(5,488)	(274,979)
Ghanian Cedi Liabilities	(17,974)	(338,376)	17,974	338,376
West African Assets	21	680	(21)	(680)
West African Laibilities	-	(922)	-	922
Euro Assets	-	-	-	-
Euro Liabilities	-	-	-	-
	(11,590)	**(53,265)**	**11,590**	**53,265**

Consolidated 2021	AUD strengthen by 1% Impact on		AUD weaken by 1% Impact on	
	Profit before tax	Equity	Profit before tax	Equity
US Dollar Assets	857	411	(857)	(411)
US Dollar Liabilities	(3)	(2,475)	3	2,475
Ghanian Cedi Assets	726	150,536	(726)	(150,536)
Ghanian Cedi Liabilities	(17,234)	(151,149)	17,234	151,149
West African Assets	1,786	202,233	(1,786)	(202,233)
West African Laibilities	(1,044)	(213,050)	1,044	213,050
Euro Assets	1,867	63,627	(1,867)	(63,627)
Euro Liabilities	(145)	(104,638)	145	104,638
	(13,191)	**(54,505)**	**13,191**	**54,505**

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 38

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 23. Financial Risk Management (continued)

Interest rate risk is managed with a mixture of fixed and floating rate financial instruments. For further details on interest rate risk refer to the tables below:

	Floating interest rate 2022 $	Fixed interest rate 2022 $	Non-interest bearing 2022 $	Total carrying amount 2022 $	Weighted average effective interest rate 2022 %
(i) Financial assets					
Cash and cash equivalents	23,881,650	-		23,881,650	0.00%
Trade and other receivables	-	-	2,304,858	2,304,858	-
Other financial assets	-	-	1,232,520	1,232,520	-
Total financial assets	**23,881,650**	**-**	**3,537,378**	**27,419,028**	
(ii) Financial liabilities					
Trade and other payables	-	-	4,310,095	4,310,095	-
Total financial liabilities	**-**	**-**	**4,310,095**	**4,310,095**	-

	Floating interest rate 2021 $	Fixed interest rate 2021 $	Non-interest bearing 2021 $	Total carrying amount 2021 $	Weighted average effective interest rate 2021 %
(i) Financial assets					
Cash and cash equivalents	19,135,463	-		19,135,463	0.00%
Trade and other receivables	-	-	70,081	70,081	-
Other financial assets	-	-	936,500	936,500	-
Total financial assets	**19,135,463**	**-**	**1,006,581**	**20,142,044**	
(ii) Financial liabilities					
Trade and other payables	-	-	3,953,793	3,953,793	-
Total financial liabilities	**-**	**-**	**3,953,793**	**3,953,793**	-

The table below demonstrates the sensitivity to a reasonably possible change in the United States dollar and the British pound sterling against the Australian dollar.

	Change in US dollar rate	Effect on Equity $
2022	+10%	437,120
	-5%	-218,560
2021	+10%	91,966
	-5%	-45,893

	Change in British sterling pound rate	Effect on Equity $
2022	+10%	1,915,215
	-5%	-957,608
2021	+10%	1,752,252
	-5%	-876,126

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 39

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 23. Operating Segments

The Group has identified its operating segment based on the internal reports that are reviewed and used by the Board of Directors (chief operating decision maker) in assessing performance and determining the allocation of resources. The Group is managed primarily on a geographic basis, that is, the location of the respective areas of interest (tenements) in Australia and Africa. Operating segments are determined on the basis of financial information reported to the Board for the Group as a whole. The Group does not yet have any products or services from which it derives an income.

Accordingly, management currently identifies the Group as having only one reportable segment, being exploration for base and precious metals. The financial results from this segment are equivalent to the financial statements of the Group. There have been no changes in the operating segments during the year.

Geographical information

	Geographical – non-current assets	
	2022	2021
	$	$
Australia	1,258,883	1,194,389
Ivory Coast	68,370	20,223,263
Ghana	11,164,758	16,207,375
Chad	-	15,096,189
	12,492,011	**52,721,216**

Note 24. Contingent Liabilities

Refer to Note 21 of the Group contingent liability with Ricca Resources

1. The Group owns 5,500,000 shares in Australasian Metals Limited with a market value on 30 June 2022 of $1,100,000 (30 June 2021: $797,500). Should the Group decide to dispose all or any of this investment, then 50% of the consideration will be payable to Ricca Resources Limited within 10 days of the disposal.

2. The Group has an investment of 1,000,000 in the ordinary issued capital of Auburn Resources Ltd, an unlisted public company incorporated in Australia. The valuation of $125,000 on 30 June 2022 (30 June 2021: $125,000) is based on share capital placement on 1 July 2021. Should the Group decide to dispose all or any of this investment, then 50% of the consideration will be payable to Ricca Resources Limited within 10 days of the disposal.

The Directors are not aware of any other contingent assets or contingent liabilities at the date of this report.

Note 25: Fair Value Measurement

The Exploration and Evaluation assets on demerger at fair value were based on a valuation performed by an independent consultant and adjusted by management based on further technical analysis.

Fair value hierarchy
The following tables detail the consolidated entity's financial assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
Level 3: Unobservable inputs for the asset or liability

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 40

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
For the year ended 30 June 2022

Note 25: Fair Value Measurement (continued)

	Level 1 $	Level 2 $	Level 3 $	Total $
Consolidated -30 June 2022				
Financial assets at fair value through other comprehensive income	1,100,020	-	125,000	1,225,020
Total Assets	**1,100,020**	**-**	**125,000**	**1,225,020**
Consolidated -30 June 2021				
Financial assets at fair value through other comprehensive income	801,500	-	125,000	926,500
Total Assets	**801,500**	**-**	**125,000**	**926,500**

Note 26. Subsequent Events

On 19 July and 2 August 2022, the Group reported additional assay results from the ongoing resource and exploration drilling programme at the Ewoyaa Lithium Project in Ghana, West Africa. Approximately 27,000m of the planned 37,000m drilling programme was completed to date with the remainder planned for completion in Q3 2022.

On 28 July 2022, 750,000 fully paid ordinary shares were issued following the exercise of unlisted director options at £0.12.

On 11 August 2022, 9,450,000 ordinary shares of no par value each in the Company were issued as a result of the exercise of vested unlisted performance rights (granted on 17 August 2021) for nil consideration. Of the total allotment, Lennard Kolff van Oosterwijk, Interim CEO and Director of the Company, acquired 1,350,000 new Ordinary Shares as a result of exercise of vested unlisted performance rights for nil consideration. The remaining allotment and issue of 8,100,000 ordinary shares of no par value each in the Company were as a result of the exercise of vested unlisted performance rights

On 31 August 2022, 2,250,000 12p unlisted options held by directors and former directors, lapsed and were not exercised.

On 19 September 2022, the Group advised of the allotment and issue of 15,500,000 new ordinary shares in the Company as a result of the exercise of unlisted options for a total consideration of £2,580,000 (A$4,469,534).

On 22 September the Group announced the completion of the Pre-Feasibility Study ("PFS") on the Ewoyaa Lithium Project in Ghana, West Africa.

On 26 September 2022 the Group was admitted to the Australian Stock Exchange ("ASX") and in the process issued 22,850,000 shares at $0.58 each.

On 13 October 2022 the Group submitted a Mining Licence application in respect to the extraction of minerals from the proposed Ewoyaa Lithium Mine to the Minerals Commission of Ghana in West Africa.

On 28 November 2022 the Group announced Keith Muller as Chief Operating Officer and was allotted as part of his employment contract 2,000,000 60p unlisted options and 2,000,000 70p unlisted options, expiring two years from issue.

On 13 December 2022 the Group announced the award of the processing plant Front-End Engineering Design contract for the Ewoyaa Lithium Project in Ghana, West Africa to Primero Group.

On 01 February 2023 the Group announced a significant Mineral Resource Estimate upgrade to 35.3Mt at 1.25% Li2O for the Ewoyaa lithium deposit within the Cape Coast Lithium Portfolio in Ghana, West Africa.

Atlantic Lithium Limited consolidated financial statements for the year ended 30 June 2022 41